Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-220368) of our report dated May 11, 2017, which includes an explanatory paragraph as to the company’s ability to continue as going concern, with respect to the financial statements of ADial Pharmaceuticals, L.L.C. as of December 31, 2016 and 2015 and for the years then ended. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

East Hanover, New Jersey

September 25, 2017